As filed with the Securities and Exchange Commission on February 14, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

VIACOM INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3515052 (I.R.S. Employer Identification Number)
1515 Broadway, New York, New York 10036
(Address of Principal Executive Offices)

Viacom Excess 401(k) Plan
Viacom Excess 401(k) Plan for Designated Senior Executives
Viacom Bonus Deferral Plan
Viacom Bonus Deferral Plan for Designated Senior Executives
 (Full title of the plans)

Michael D. Fricklas, Esq.
Executive Vice President, General Counsel and Secretary
Viacom Inc.
1515 Broadway
New York, New York 10036
(212) 258-6000
(Name, address and telephone number of agent for service)

Copies to:
George Spera, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.
Large accelerated filer ☒	Accelerated filer □	Non-accelerated filer □	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price (4)	Amount of registration fee
Deferred Compensation Obligations	$50,000,000	(2)	100%	$75,000,000	$8,707.50
	$25,000,000	(3)
	$75,000,000

(1)
The Deferred Compensation Obligations are unsecured obligations of Viacom Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Viacom Excess 401(k) Plan (the “Excess 401(k) Plan”), the Viacom Excess 401(k) Plan for Designated Senior Executives (the “Excess 401(k) Plan for Designated Senior Executives”), the Viacom Bonus Deferral Plan (the “Bonus Deferral Plan”) and the Viacom Bonus Deferral Plan for Designated Senior Executives (the “Bonus Deferral Plan for Designated Senior Executives”).

(2)	Amount of Deferred Compensation Obligations registered with respect to the Excess 401(k) Plan and the Excess 401(k) Plan for Designated Senior Executives.
(3)	Amount of Deferred Compensation Obligations registered with respect to the Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives.
(4)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

TO FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-130905) that the Registrant filed with the Securities and Exchange Commission on January 6, 2006, are hereby incorporated by reference, except that Item 6 thereof is hereby restated as follows:

Item 6.                                Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s certificate of incorporation contains provisions that eliminate directors’ personal liability in certain circumstances, including the instances described above.

The Registrant’s certificate of incorporation provides that the corporation shall indemnify any person who was or is involved in, or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer (including trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

The Registrant’s certificate of incorporation provides that, to the extent that a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Registrant’s certificate of incorporation shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director or officer of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

The Registrant’s bylaws provide that the Registrant shall indemnify any present or former employee who was or is involved in, or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee of the Registrant, or is or was serving at the request of the Registrant as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

The Registrant’s bylaws provide that, to the extent that a present or former employee of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Registrant’s bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any employee of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was an employee of the Registrant, or is or was serving at the request of the Registrant as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

The Registrant may purchase and maintain insurance on behalf of any person who is, or was, a director, officer or employee of the Registrant, or is, or was, serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s certificate of incorporation.

Explanatory Statement

The deferred compensation obligations covered by this Registration Statement may be offered and sold to employees of the Registrant and its subsidiaries under the following plans:

•           Up to $50,000,000 under the Excess 401(k) Plan and the Excess 401(k) Plan for Designated Senior Executives; and

•           Up to $25,000,000 under the Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of February, 2011.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 9th day of February, 2011.

Signature	Title	Date

/s/ Philippe P. Dauman	President and Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2011
Philippe P. Dauman

/s/ Thomas E. Dooley	Senior Executive Vice President and Chief Operating Officer and Director	February 14, 2011
Thomas E. Dooley

/s/ James W. Barge	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	February 14, 2011
James W. Barge

/s/ Katherine Gill-Charest	Senior Vice President, Controller (Principal Accounting Officer)	February 14, 2011
Katherine Gill-Charest

*	Director	February 14, 2011
George S. Abrams

*		Director	February 14, 2011
Alan C. Greenberg

*		Director	February 14, 2011
Robert K. Kraft

*		Director	February 14, 2011
Blythe J. McGarvie

*		Director	February 14, 2011
Charles E. Phillips, Jr.

*		Vice Chair of the Board	February 14, 2011
Shari Redstone

*		Executive Chairman of the Board and Founder	February 14, 2011
Sumner Redstone

*		Director	February 14, 2011
Frederic V. Salerno

*		Director	February 14, 2011
William Schwartz

*By:	/s/ Michael D. Fricklas		February 14, 2011
Michael D. Fricklas Attorney-in-Fact for the Directors

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Amended and Restated Certificate of Incorporation of Viacom Inc. effective December 31, 2005 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

4.2
Amended and Restated Bylaws of Viacom Inc. effective December 8, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Viacom Inc. filed December 14, 2009) (File No. 001-32686).

4.3	Viacom Excess 401(k) Plan (the Viacom Excess 401(k) Plan is substantially similar to the Viacom Excess 401(k) Plan for Designated Senior Executives; see Exhibits 4.4 and 4.5 below).
4.4
Viacom Excess 401(k) Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K of Viacom Inc. filed February 12, 2009) (File No. 001-32686).

4.5
Amendments, effective as of April 1, 2009 and December 31, 2009, to the Viacom Excess 401(k) Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.15 to the Transition Report on Form 10-K of Viacom Inc. filed November 12, 2010) (File No. 001-32686).

4.6	Viacom Bonus Deferral Plan (the Viacom Bonus Deferral Plan is substantially similar to the Viacom Bonus Deferral Plan for Designated Senior Executives; see Exhibits 4.7 and 4.8 below).
4.7
Viacom Bonus Deferral Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K of Viacom Inc. filed February 12, 2009) (File No. 001-32686).

4.8
Amendment, effective as of December 31, 2009, to the Viacom Bonus Deferral Plan for Designated Senior Executives, as amended and restated January 1, 2009 (incorporated by reference to Exhibit 10.17 to the Transition Report on Form 10-K of Viacom Inc. filed November 12, 2010) (File No. 001-32686).

5.1*	Opinion of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of Viacom Inc., as to the enforceability of the deferred compensation obligations being registered.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of Viacom Inc. (included in Exhibit 5.1).
24.1*	Powers of Attorney.

* Filed herewith.